Exhibit 99.2

Destination Maternity

Third Quarter Fiscal 2016

Results Conference Call

12-8-16

David L. Courtright, Senior Vice President & Corporate Controller:

Thank you, operator. Good afternoon everyone, and welcome to Destination Maternity’s third quarter fiscal 2016 earnings call. The earnings release that was disseminated earlier this afternoon is available on the investor section of our website. Additionally, we will file our 10-Q today with the SEC.

The earnings release contains definitions of various financial terms, as well as reconciliations of certain non-GAAP financial measures, we will be discussing in today’s call. If non-GAAP financial information is provided on this call, a reconciliation of the non-GAAP information to the most comparable GAAP financial measure is available in our press release.

This call will include certain forward-looking statements within the meanings of the federal securities laws. These statements relate to expectations, beliefs, projections, trends, and other matters that are not historical facts, and are subject to risks and uncertainties that might affect future events or results. Descriptions of these risks are set forth in the Company’s SEC filings.

Also I would like to remind you that today’s call cannot be reproduced in any form without the expressed written consent of Destination Maternity.

Exhibit 99.2

Joining me on the call today is Anthony M. Romano, our Chief Executive Officer & President, and David Stern, our Executive Vice President & Chief Financial Officer. Tony will open with an overview of the quarter and the progress we’ve made toward our long-term plan. Dave will follow with additional commentary on our financial results. Then Tony will provide closing remarks, and afterwards, both Tony and Dave will be available to take your questions. It is now my pleasure to turn the call over to Tony.

Anthony M. Romano, Chief Executive Officer & President:

Thank you, Dave. Good afternoon, everyone. We appreciate you investing your time with us today.

While we continue to make progress on many of our initiatives, the third quarter was challenging, as both our sales and earnings did not meet our expectations and we were unable to drive year-over-year improvement as we did in the first two quarters of fiscal 2016. Adjusted EBITDA before other charges decreased to $4.7 million from $5.1 million in the third quarter last year. Although we continued to see year-over-year improvements in gross margin and expenses in Q3, these improvements were not enough to offset weak top line results versus last year. Despite the Q3 challenge, year-to-date EBITDA, adjusted EBITDA and operating income are all better than last year.

During the quarter, we experienced a number of headwinds, most notably sales pressure driven by decreased store traffic, disruption in our ability to receive shipments to our retail stores and licensed brand partners caused by the Hanjin bankruptcy, and temporary store closings driven by Hurricane Matthew.

Exhibit 99.2

Comparable sales declined by 5.2% during the quarter, 1.1% of which was directly attributable to the one-time event headwinds in the quarter, with store traffic declines being partially offset by a slight increase in conversion rates.

Total sales declined 14.2% driven by the 5.2% comparable sales decline, as well as exits from owned stores and certain leased partner locations and our brand licensed partner doors.

On a positive note, I remain encouraged by the progress we, as a team, are making to reposition our brands for growth while managing expenses and inventory tightly. This was best demonstrated during the quarter by our better inventory management, our improvement in gross profit margin, our reduction in SG&A and the continued growth in our eCommerce sales, despite the challenges and limitations in our current digital technology.

We continued our disciplined approach to inventory management. Inventory was $6.5 million lower than last year, reflecting a 9% reduction in overall units. While inventory continues to improve, we are still not at optimum levels as shipping delays stemming from the Hanjin bankruptcy caused our licensed brand partner to cancel orders which left us with some excess inventory at quarter end. In addition, we took back inventory from exited leased partners throughout the year, including all Sears and Gordmans stores and 32 closed Macy’s locations, as well as the final remnants of our reserved excess inventory that we have been aggressively working to sell through over the past two years.

Exhibit 99.2

Regarding Motherhood product, we reset our Motherhood stores as we entered the third quarter to focus our assortment on the core wardrobe basics that are essential elements of each new mom2be’s maternity wardrobe. We tagged these categories as “The Five Fundamentals” and they include: on-trend denim, side-ruche tees, the perfect shirt, comfy leggings and great fitting bras.

Overall, the core wardrobe basics performed best but were not as productive as planned. We achieved strongest selling in our knit top category as we set a t-shirt bar in front of our fitting rooms which drove sales in not only our side-ruche t-shirts, but also in graphic tees and all other basic tees. Nursing tops also performed well. On-trend denim was all about the skinny silhouette which resulted in under performance in all our boot-cut bottoms.

The weather stayed warmer for a bit, which resulted in some missed sales opportunity in our shorts program, and slowed leggings sales which kicked-in during October as the weather turned a bit cooler. Additionally, we could have used more dress choices to help drive up the fashion component of our inventory.

In our A Pea in the Pod brand, we had a slightly different challenge as we experienced insufficient full price sales to compensate for significantly less aged and marked-down inventory versus last year. We had flat comp sales on our regular price offerings, and while we turned faster, this was less than planned and insufficient to exceed last year sales, which were primarily driven by necessary but less than healthy promotional activity. This is a balance we believe we have achieved for the first quarter of fiscal 17. In Pea, the strongest performer was our private label “LED” denim program, while our biggest disappointment was our woven blouses. Finally, in our intimates category, sleepwear had a break away quarter, while our bras suffered as a result of poor stock position because of the Hanjin bankruptcy. Fortunately, the Hanjin delivery problems were behind us by November week 2.

Exhibit 99.2

Overall, the qualitative and quantitative improvements we have made to inventory drove 240 basis points of gross margin improvement in the quarter versus last year.

As we look to year-end, we expect the composition of our fiscal 2017 beginning inventory to be more appropriately balanced with fashionable, spring forward inventory and less Fall end-of-season merchandise as compared to last year, which we believe will enable us to begin to build sales momentum as we move into the critical Spring selling season.

We also continued our efforts to tightly manage SG&A, and consistent with our first half of the year, expense dollars declined during the quarter. However, the reduction of $5.9 million from the prior year did de-leverage to 53.2% from 50.6% in the prior year due to lower sales.

Lastly, we are generally pleased with our eCommerce sales growth even as we aggressively work to transition to new technology by the end of the year.

I would now like to provide a few comments on our strategic initiatives.

In regards to our web initiatives:

•	As we have previously shared, increasingly, our mom2be is a digitally savvy millennial with high expectations for engagement through technology. While we clearly have a sizeable sales opportunity in the eCommerce space, the launch of our new platform is also critical to addressing our in-store traffic challenge.

Exhibit 99.2

•	Specifically, with the new technology we will be able to incorporate omni-channel capabilities such as ship-from store and pick up from store. These new features and initiatives will help to improve customer satisfaction as we are able to meet her needs wherever and whenever she shops while improving overall inventory productivity.

•	In addition, our new capabilities will also provide us with a platform to introduce additional services such as appointment scheduling. This will further differentiate our brick and mortar asset with an unparalleled customer experience in specialty retail.

•	We also expect the new site will provide an immediate and significantly improved mobile experience to take advantage of our ever-increasing share of millennial moms who want to transact on their mobile devices. In fact, we see a continued significant shift of online traffic via mobile devices. Our new web platform will provide us the ability to elevate our mobile experience and improve our mobile check-out experience, which has historically been subpar. We believe this will lead to increased conversion rates on mobile and be a driver of future sales.

•	The new platform will also provide a foundation to address several operational challenges to help improve our conversion rates, including offering our customers virtual gift cards, simpler checkout, and improved ease with which to sign-up for our “Perks Program.”

•	The site will also provide a more dynamic, stable and efficient back end management system to allow us to more quickly adapt digital marketing messages to the retail environment.

Exhibit 99.2

•	Further, we have been identifying opportunities for web-only product extensions across multiple categories to extend breadth of choice and year-round availability to the widest customer base via our eCommerce platform.

With respect to our product allocation initiatives, we utilized our new allocation technology for all classes for the first time in the third quarter. The tool was instrumental as we re-set our Motherhood floor with our aforementioned Five Fundamentals, placing us in a superior stock position versus prior year. Additionally, as we rolled out this new tool, we have seen improved visibility into inventory at the store level. Through store level visibility, a significant opportunity was identified in size curves by product and geography, which will be factored into future assortments. Historically, this data was not readily available to the team.

We had some measurable success with the tool in Q3:

•	We were able to allocate more of our core wardrobe basics inventory in-store versus having it sit in our DC, as was the case a year ago;

•	We had reduced reliance on reverse logistics this year, moving 23% fewer units in the quarter as compared to last year, resulting in lower costs and less unproductive inventory in-transit;

•	We were able to proactively prepare our stores for planned promotions; and

•	Finally, we were able to effectively direct inventory to each unique channel, which helps the team proactively manage receipts and product flow.

We expect to further improve in-stock rates and drive sales as we enter the fourth quarter as we turn auto replenishment on for more than 800 styles, giving us the ability to replenish our most productive styles three times per week.

Exhibit 99.2

We are confident that the allocation tool will be a significant asset in getting the right product to the right place at the right time. That said, this improvement will be incremental as we must integrate the learnings of assortment allocation challenges into our buying activities. We will also continue to see benefits from our system as we obtain more historical information along with customer preferences and size profile improvements.

Finally, while our third quarter performance did not demonstrate the financial improvement we would like to see, we are focused on delivering progress on our strategic initiatives as we position our Company for long-term profitable growth.

I would now like to turn the call over to our Executive Vice President & Chief Financial Officer, David Stern. Dave.

David Stern, Executive Vice President & Chief Financial Officer:

Thank you Tony, and good afternoon to everyone on the call.

This afternoon I will review our fiscal 2016 third quarter results, our year-to-date performance, and key items on our balance sheet.

Sales for the third quarter were $102.6 million, a decline of $17.0 million, or 14.2%, from the comparable quarter last year. This decrease was primarily driven by the previously referenced changes to our leased department relationships, specifically the exits from Sears and Gordmans, the reduction of the licensed brand relationship with Kohl’s preceding the exit of that business in February of 2017, and the net closure of 28 stores since the end of the third quarter last year. Comparable retail sales for the quarter declined by 5.2% driven predominantly by decreased traffic.

Exhibit 99.2

Gross margin for the third quarter was 52.9%, an increase of 240 basis points from the comparable quarter last year. This improvement was primarily driven by reduced promotional activity. Gross profit for the third quarter was $54.3 million, a decline of $6.1 million, or 10.1%, from the comparable quarter last year as the decline in sales was partially offset by the improved gross margin.

Selling, general & administrative expenses for the third quarter were $54.6 million, a decline of $5.9 million, or 9.7%, from the comparable quarter last year. This decline was primarily driven by reduced employee costs, lower occupancy expense, and less marketing spend. However, as a percentage of sales, SG&A increased by 260 basis points to 53.2%.

Adjusted EBITDA before other charges for the third quarter was $4.7 million, a decrease of $0.4 million from the comparable quarter last year.

The net loss for the third quarter was $1.5 million, or $0.11 per share, compared to net loss of $1.3 million, or $0.09 per share, in the third quarter of 2015.

Turning to our year-to-date results:

Sales for the three quarters ended October 29, 2016 were $333.5 million, a decline of $46.9 million, or 12.3%, from the comparable period last year. This decline was primarily driven by the previously referenced decreases in store counts, leased department relationships, the licensed brand relationship, and a decrease in comparable sales of 4.5%.

Exhibit 99.2

Gross margin through the first three quarters was 52.9%, an increase of 370 basis points from the comparable period last year. This increase was primarily driven by reduced promotional activity. Gross profit for the first three quarters was $176.4 million, a decrease of $10.7 million, or 5.7%, from the comparable period last year. This decline was driven by reduced sales partially offset by increased gross margin.

Selling, general & administrative expenses for the first three quarters were $170.0 million, a decrease of $16.2 million, or 8.7%. This reduction was primarily driven by reduced employee costs, lower occupancy expense, and less marketing spend. However, as a percentage of sales, SG&A increased 210 basis points to 51.0%.

Adjusted EBITDA before other charges for the first three quarters was $21.2 million, an increase of $1.6 million from the comparable period last year. The prior year results included a benefit of $4.1 million related to a store lease termination.

Net income for the first three quarters was $26 thousand, or $0.00 per share, compared to a net loss of $1.4 million, or $0.10 per share, for the comparable period last year.

Turning now to the balance sheet:

At quarter end, inventory was $73.5 million, a decrease of $6.5 million, or 8.1%, from the comparable point last year.

Exhibit 99.2

And debt, net of cash, was $43.9 million, an increase of $1.4 million from the comparable point last year.

Through the first three quarters, we have opened 9 stores and closed 19 stores for a net reduction of 10 stores. We ended the quarter with 526 stores.

Turning to our outlook for full-year fiscal 2016, we currently expect:

•	Comparable retail sales for the fourth quarter and full year to be down in the mid-single digits.

•	Gross margin to increase approximately 280 to 320 basis points year-over-year, as inventory productivity initiatives continue to generate more profitable sales.

•	Selling, general & administrative expenses to continue to decline, but deleverage as a percent of sales on a full-year basis.

•	Capital expenditures are projected to be in the $14 million to $16 million range, a reduction of $13 million to $15 million compared to last year. Excluding the prior year capital expenditures related to the relocation of our corporate headquarters and distribution center, current year projected capital expenditures are $4 million to $6 million below last year. Current year spend is primarily the result of modest store investments, as we optimize our real estate portfolio, as well as investments in systems. The investments in systems mostly relate to our new inventory management approach as well as our web replatform, and represent a measured and revenue-focused approach to capital expenditures that we will continue as we move forward.

Exhibit 99.2

•	Finally, we plan to open 10 stores and close 32 stores during the year, resulting in a net reduction of 22 stores.

With that, I will turn the call back over to Tony for closing remarks.

Anthony M. Romano, Chief Executive Officer & President:

In summary, as I reflect on our progress to date, I am encouraged by the progress we are making, even with the bump in the road we experienced in our third quarter.

Our efforts over the past two years have provided significant improvement in our culture, in our focus on the customer, and in our overall retail disciplines with improved tools and enhanced visibility. This, in turn, has led to improved product assortment, elevated visual imagery both in stores and online, disciplined inventory management, faster lead times and better product flow.

While these improvements are not entirely visible in our latest quarter results, year to date earnings are improved and I remain confident that we are working on the right areas and are focused on the right strategic growth and efficiency initiatives to place us on the right path to deliver sustained long term success.

Specific to the fourth quarter, we believe our stores and offerings have us well positioned to capitalize on gifting and our consumers self-purchase needs during the holiday season. While we expect the headwinds of mall traffic declines and store and lease exits to continue to pressure our topline in the final quarter of the year, as reflected in our outlook, we expect to continue to achieve progress toward our initiatives in our ongoing efforts to drive value for our shareholders. I would like to thank all of our team members for their hard work and dedication throughout the year.

Exhibit 99.2

Q & A

Before turning the call over to the operator to begin the question and answer portion of our call, I would first like to address our continued conversations with Orchestra.

As you know, our largest shareholder, Orchestra-Premaman S.A., has expressed an interest in a transaction with our Company. I can confirm that discussions are ongoing. However, there can be no assurances that there will be a transaction.

We will not have any further comment or take questions on the Orchestra matter at this time.

And now I would like to turn the call over to the operator to begin the question-and-answer portion of our call.

Following Questions:

Thank you again for joining us today. We wish you all a happy and healthy holiday season and look forward to speaking with you when we report fourth quarter results in March.